Putnam Absolute Return 700 Fund 10/31/11


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	(000s omitted)		Class A	 	8,169
						Class B	  	  467
						Class C	     2,393

72DD2	(000s omitted)		Class M	        75
						Class R	        14
						Class Y	     5,335

73A1					Class A	0.3385
					Class B	0.2775
					Class C	0.2725

73A2					Class M	0.2785
					Class R	0.3245
					Class Y	0.3615



74U1	(000s omitted)		Class A	 	32,145
					Class B	  	 2,054
					Class C	     11,809

74U2	(000s omitted)		Class M	        341
					Class R	         57
					Class Y	     17,149



74V1					Class A	11.35
					Class B	11.19
					Class C	11.19

74V2					Class M	11.23
					Class R	11.25
					Class Y	11.37



Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.


72 U
The figure in response to this question is the amortization of offering costs for the period. The offering costs have been (fully) amortized over a 12 month period as of December 23, 2009 in accordance with the Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.